Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-176914

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated October 25, 2011.

Prospectus Supplement to the Prospectus dated September 19, 2011 and the Prospectus Supplement dated September 19, 2011 — No.

The Goldman Sachs Group, Inc.
Medium-Term Notes, Series D

$
Commodity Index-Linked Notes due

(Linked to the Goldman Sachs Enhanced Strategy E143 on the Dow Jones — UBS Commodity IndexSM)

The notes will not bear interest. The amount that you will be paid on your notes, if any, on the stated maturity date (which will be set on the trade date and is expected to be the fifth scheduled business day after the determination date, subject to adjustment) is based on the performance of the Goldman Sachs Enhanced Strategy E143 on the Dow Jones — UBS Commodity IndexSM (which we refer to as the strategy), as measured from the trade date through the determination date (which will be set on the trade date and is expected to be between 24 and 27 months after the trade date, subject to adjustment). You could lose all or a substantial portion of your investment in the notes if the final strategy level is less than the initial strategy level.

On the stated maturity date, for each $1,000 face amount of your notes we will pay you an amount in cash equal to the cash settlement amount. We will determine the cash settlement amount by first calculating the percentage increase or decrease in the final strategy level from the initial strategy level, which we refer to as the strategy return. The strategy return may reflect a positive (based on any increase in the strategy level over the life of the notes) or a negative (based on any decrease in the strategy level over the life of the notes) return.

The strategy return will be determined as follows: First, we will subtract the initial strategy level (which will be set on the trade date and may be higher or lower than the actual closing level of the strategy on the trade date) from the final strategy level (which will be the closing level of the strategy on the determination date, subject to adjustment). Then, we will divide the result by the initial strategy level, and express the resulting fraction as a positive or negative percentage.

The cash settlement amount for each $1,000 face amount of your notes will be an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of the strategy return multiplied by $1,000.

The amount you will be paid on your notes on the stated maturity date will not be affected by the level of the strategy on any day other than the determination date. You could lose your entire investment in the notes. If the final strategy level is less than the initial strategy level, the payment you will receive, if any, on the stated maturity date will be less than the face amount of your notes, and could potentially be $0. In addition, the notes will not pay interest, and no other payments on your notes will be made prior to the stated maturity date.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-21.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through February     , 2012. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-7 so that you may better understand those risks.

Original issue date (settlement date):	, 2011	Original issue price:	to be determined on the trade date (expected to be between 97.50% and 99.50% of the face amount)
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the trade date at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

The Goldman Sachs Enhanced Strategy E143 on the Dow Jones - UBS Commodity IndexSM is not calculated, published or sponsored by Dow Jones & Company or UBS Securities LLC, but is published with their consent, The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS”), and have been licensed for use. “Dow Jones®”, “DJ®”, “Dow Jones Indexes”, “UBS”, “Dow Jones Commodity IndexSM”, and “DJ-UBSCISM” are services marks of Dow Jones Trademark Holdings LLC (“Dow Jones”), have been licensed for use by CME Indexes and sublicensed by The Goldman Sachs Group, Inc.

Goldman, Sachs & Co.

Prospectus Supplement dated                     , 2011

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “notes”. Each of the notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-21. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include any of its consolidated subsidiaries, while references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Index: Dow Jones-UBS Commodity IndexSM (Bloomberg: “DJUBS <Index>”) (or any successor index)

Strategy: Goldman Sachs Enhanced Strategy E143 on the Dow Jones — UBS Commodity IndexSM (Bloomberg: “ENHGD143P”); the daily closing level of the strategy will be published on the webpage at http://www2.goldmansachs.com/what-we-do/securities/products-and-business-groups/products/enhanced-strategies.html (or any successor or replacement web page)

Index sponsor: the corporation or other entity, or group of corporations or other entities, that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the Dow Jones-UBS Commodity IndexSM and (ii) announces (directly or through an agent) the level of the Dow Jones-UBS Commodity IndexSM on any business day; as of the date of this prospectus supplement, the index sponsor is both Dow Jones Indexes and UBS Securities LLC (“UBS” or “UBS Securities”) or either of Dow Jones Indexes or UBS, as the context may require

Strategy sponsor: the corporation or other entity that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the strategy as then in effect and (ii) announces (directly or through an agent) the level of the strategy as then in effect on any business day; as of the date of this prospectus supplement, the strategy sponsor is Goldman, Sachs & Co.

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000 or integral multiples of $1,000 in excess thereof; $             in the aggregate for all the notes; the aggregate face amount of the notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date of this prospectus supplement

Payment amount: on the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash, if any, equal to the cash settlement amount

Purchase at Amount Other Than Face Amount: The amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If you Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected”.

Cash settlement amount: an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of the strategy return, multiplied by $1,000

Initial strategy level (to be set on the trade date and may be higher or lower than the actual closing level of the strategy on the trade date):

Final strategy level: the closing level of the strategy on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event” on page S-23 and subject to adjustment as provided under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Strategy” on page S-24

Strategy return: the quotient of (i) the final strategy level minus the initial strategy level divided by (ii) the initial strategy level, expressed as a positive or negative percentage

Closing level of the strategy: on any trading day, the official closing level of the strategy or any successor strategy published by the strategy sponsor on such trading day for such underlier

Trade date:

Original issue date (settlement date): expected to be the fifth scheduled business day following the trade date

Stated maturity date (to be set on the trade date): a specified date that is expected to be the fifth scheduled business day after the determination date, subject to adjustment as described under “Specific Terms of Your Notes — Payment on

Stated Maturity Date — Stated Maturity Date” on page S-20

Determination date (to be set on the trade date): a specified date that is expected to be between 24 and 27 months after the trade date, unless postponed as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Determination Date” on page S-21

Business day: as described on page S-25

Trading day: as described on page S-26

Supplemental discussion of federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as a pre-paid forward contract with respect to the strategy, as described under “Supplemental Discussion of Federal Income Tax Consequences” below

No interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer quotation system

Calculation agent: Goldman, Sachs & Co.

CUSIP no.:

ISIN no.:

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that the various hypothetical strategy levels on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final strategy levels that are entirely hypothetical; no one can predict what the final strategy level will be on the determination date. The strategy has been highly volatile in the past — meaning that the strategy level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the table reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the strategy and our creditworthiness. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (As Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price” on page S-7.

Moreover, we have not yet set the initial strategy level, and the original issue price that will serve as the baseline for determining the strategy return and the amount that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial strategy level may differ substantially from the strategy level prior to the trade date and may be higher or lower than the actual closing level of the strategy on the trade date.

For these reasons, the actual performance of the strategy over the life of your notes, as well as the amount payable, if any, at maturity may bear little relation to the hypothetical examples shown below or to the historical strategy levels shown elsewhere in this prospectus supplement. For information about the historical levels of the strategy during recent periods, see “The Strategy — Hypothetical and Actual Historical Closing Levels of the Strategy” below. Before investing in the notes, you should consult publicly available information to determine the closing levels of the strategy between the date of this prospectus supplement and the date of your purchase of the notes. As of the trade date, the daily closing level of the strategy will be published on the web page at http://www2.goldmansachs.com/what-we-do/securities/products-and-business-groups/products/enhanced-strategies.html (or any successor or replacement web page).

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the strategy commodity contracts.

The table below assumes that there is no change in or affecting the method by which the index sponsor calculates the index and the strategy sponsor calculates the strategy, and that no market disruption event occurs with respect to any index commodity on the determination date.

The levels in the left column of the table below represent hypothetical final strategy levels and are expressed as percentages of the initial strategy level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final strategy level (expressed as a percentage of the initial strategy level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical payment amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the notes on the stated maturity date would equal 100.00% of the face amount of a note, based on the corresponding hypothetical final strategy level (expressed as a percentage of the initial strategy level) and the assumptions noted above.

Hypothetical Final Strategy Level (as Percentage of Initial Strategy Level)	Hypothetical Payment Amount (as Percentage of Face Amount)
150.00%	150.00%
125.00%	125.00%
110.00%	110.00%
100.00%	100.00%
75.00%	75.00%
50.00%	50.00%
25.00%	25.00%
0.00%	0.00%

If, for example, the final strategy level were determined to be 50.00% of the initial strategy level, the payment amount that we would deliver on your notes at maturity would be 50.00% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would lose 50.00% of your investment. In addition, if the final strategy level were determined to be 150.00% of the initial strategy level, the payment amount that we would deliver on your notes at maturity would be 150.00% of each $1,000 face amount of your notes, as shown in the table above.

The payment amounts shown above are entirely hypothetical; they are based on market prices for the strategy commodity contracts that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The hypothetical payment amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors” on page S-7.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the United States income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final strategy level on the determination date or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the strategy level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial strategy level, which we will set on the trade date and the actual final strategy level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the strategy commodity contracts, i.e., the commodity contracts comprising the strategy to which your notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (As Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price

The original issue price for your notes, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market, which it is under no obligation to do) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through February     , 2012. After February     , 2012, the price at which Goldman, Sachs & Co. would buy or sell notes (if Goldman, Sachs & Co. makes a market) will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

The value or quoted price of your notes, as determined by reference to our pricing models, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, it may receive income from the spreads between its bid and offer prices for the notes, if any. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelate in Complex Ways” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the strategy as measured from the initial strategy level set on the trade date (which may be higher or lower than the actual closing level of the strategy on the trade date) to the final strategy level on the determination date. If the final strategy level for your notes is less than the initial strategy level, you will have a loss for each $1,000 of the face amount of your notes equal to the strategy return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.

Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Past Strategy Performance is No Guide to Future Performance

The actual performance of the strategy over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical closing levels of the strategy or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the strategy.

The Amount Payable on Your Notes Is Not Linked to the Level of the Strategy at Any Time Other than the Determination Date

The final strategy level will be based on the closing level of the strategy on the determination date (subject to adjustment as described elsewhere in this prospectus supplement). Therefore, if the closing level of the strategy dropped precipitously on the determination date, the payment amount for your notes may be significantly less than it would have been had the payment amount been linked to the closing level of the strategy prior to such drop in the level of the strategy. Although the actual level of the strategy on the stated maturity date or at other times during the life of your notes may be higher than the final strategy level, you will not benefit from the closing level of the strategy at any time other than on the determination date.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

If You Purchase Your Notes at a

Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelate in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the index level;

•	the volatility — i.e., the frequency and magnitude of changes in the level of the underlying commodity contracts and the index;

•

economic, financial, legislative, regulatory and political, military or other events that affect commodity and financial markets generally and the market segments of which the index underliers are a part, and which may affect the level of the index and therefore the strategy;

•	interest rate and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

Neither we nor you can predict the future performance of the strategy based on its historical fluctuations. The actual performance of the strategy over the life of the notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the historical levels of the strategy or to the hypothetical examples shown elsewhere in this prospectus supplement.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which provides for substantial changes to the regulation of the futures and over-the-counter (OTC) derivative markets, was enacted in July 2010. Dodd-Frank requires regulators, including the Commodity Futures Trading Commission, to adopt regulations in order to implement many of the requirements of the legislation. While the CFTC has proposed certain of the required regulations and has begun adopting certain final regulations, the ultimate nature and scope of the regulations cannot yet be determined. Under Dodd-Frank, the CFTC has approved a final rule, to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. While the precise scope and effect of the final rule is not yet known, these limits will likely restrict the ability of market participants to participate in the commodity, future and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways. In addition, these legislative and regulatory changes will likely increase the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivative markets. Without limitation, these changes will require many OTC derivative transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers will also be required to be registered and will be subject to various regulatory requirements, including capital and margin requirements. The various legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. These consequences could adversely affect the level of the index and the strategy, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have proposed or may propose in the future legislation similar to those proposed by Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the European Commission recently published a proposal to update the Markets in Financial Instruments Directive (MiFID II) and Markets in Financial Instruments Regulation (MiFIR), which proposes regulations to establish position limits (or an alternative equivalent) on trading commodity derivatives , although the scope of any final rules and the degree to which member states will be required or permitted to adopt these regulations or additional regulations remains unclear. If these regulations are adopted or other regulations are adopted in the future, they could have an adverse impact on the index and strategy and the return on and value of the notes.

If the Level of the Strategy Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the strategy. Changes in the level of the strategy may not result in a comparable change in the market value of your notes. Even if the level of the strategy increases above the initial strategy level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelate in Complex Ways” above.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as holders of the notes or in making recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the strategy, the index, the index underliers or other similar assets, which may adversely impact the market for or value of your notes.

Goldman Sachs’ Anticipated Hedging Activity May Negatively Impact Investors in the Notes and Cause our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged or expect to hedge our obligations under the notes by trading derivative instruments linked to the index underliers. We also expect to adjust the hedge by, among other things, purchasing or selling derivatives based on the index, the index underliers, other financial instruments and perhaps also the index underliers, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the index or one or more of the index underliers. Any of these hedging activities may adversely affect the index level, and therefore the strategy — directly or indirectly by affecting the price of the index underliers — and therefore the market value of your notes and the amount we will pay on your notes on the stated maturity date or the early maturity date, as the case may be. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

In addition to entering into such transactions itself, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes, including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the index, and therefore the strategy level — directly or indirectly by affecting the price of the index underliers — and therefore the market value of your notes and the amount we will pay on your notes on the stated maturity date or the early maturity date, as the case may be. In addition, you should expect that these transactions will cause Goldman Sachs, its clients or counterparties to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. Goldman Sachs will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Trading and Investment Activities by Goldman Sachs for its Own Account or for its Clients May Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman, Sachs & Co. and its affiliates actively trade commodities contracts and options on commodities contracts on the commodities that underlie the index and the strategy, over-the-counter contracts on these commodities, the underlying commodity contracts, the commodities underlying such contracts and other instruments and derivative products based on numerous other commodities. Goldman, Sachs & Co. and its affiliates also trade instruments and derivative products based on the strategy, the index, and its related indices. Trading in any of the foregoing by Goldman, Sachs & Co. and its affiliates and unaffiliated third parties could adversely affect the value of the strategy which could in turn affect the return on and the value of your notes.

Goldman, Sachs & Co., its affiliates and other parties may issue or underwrite additional securities or trade other products the return on which is linked to the value of the index, the strategy, or other similar indices or strategies as well as the S&P GSCI® Index or similar strategies that are based on the S&P GSCI® Index. An increased level of investment in these products may negatively affect the performance of the strategy against the index and could affect the strategy level, and therefore the amount payable on your notes, if any, on the stated maturity date and the value of your notes before that date. In addition, the index sponsor has licensed and may continue to license the DJ-UBS CISM or any of its sub-indices or strategies similar to the strategy for your notes for use by other market participants, for publication in newspapers and periodicals, for distribution by information and data dissemination services and for various other purposes, any of which may contribute to an increased level of investment in the index, any of its related indices, or similar strategies.

Goldman, Sachs & Co. and our other affiliates may further develop other indices or strategies and trade other products the return on which is linked to the value of these indices or strategies that might compete with the strategy and might adversely affect the value of your notes.

Although we are not obligated to do so, we have hedged or expect to hedge our obligations under the notes with an affiliate of Goldman, Sachs & Co. That affiliate, in turn, will most likely directly or indirectly hedge any of its obligations through transactions in the futures and options markets. Goldman, Sachs & Co. and its affiliates may also issue or underwrite financial instruments with returns linked to the strategy, the index or any of its related indices.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products in the marketplace, including existing or new products that are similar to your notes, or similar or linked to the strategy, the index or the index underliers. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments and other products that will compete with the notes for liquidity, research coverage or otherwise.

Our Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for our own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments linked to the index or index underliers. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that we and our affiliates will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

You Should Expect That Goldman Sachs’ Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice, Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the strategy, the index, to the index underliers or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets and therefore may affect the market value of your notes or the payment amount on your notes at maturity. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the underlier, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsor of the Index or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that we or one of affiliates will, at present or in the future, provide such services or otherwise engage in transactions with the sponsor of the index or other entities that are involved in the transaction or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those entities, providing financial advisory or other investment banking services, or issuing research reports. You should expect that, in providing such services, engaging in such transactions, or acting for our own account, we or our affiliates may take actions that have direct or indirect effects on the strategy, the index or the index underliers and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain of our personnel or the personnel of our affiliates may have access to confidential material non-public information about these parties that would not be disclosed to our employees or the employees of our affiliates that were not working on such transactions as we have established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which we receive any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce the existing exposure of Goldman Sachs to the strategy, the index, the index underliers or assets and instruments similar to or linked to the foregoing, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of our hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another affiliate, client or counterparty of Goldman Sachs. In such a case, we would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

You Have No Rights with Respect to

Commodity Contracts or Commodities or

Rights to Receive Any Contracts or

Commodities

Investing in your notes will not make you a holder of any commodity contracts underlying the strategy or index or any commodities underlying such contracts. Neither you nor any other holder or owner of your notes will have any rights with respect to any commodity contracts or commodities. Any amounts payable on your notes will be made in cash, and you will have no right to receive any commodity contracts underlying the strategy or index or any commodity underlying such contracts.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make

Determinations that Could Affect the Value of Your Notes and the Amount You May Receive on the Stated Maturity Date

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final strategy level on the determination date, which we will use to determine the amount we will pay, if any, on the stated maturity date; market disruption events; non-trading days; the determination date; the stated maturity date; and any amount payable on your notes. See “Specific Terms of Your Notes” below. The calculation agent also has discretion in making certain adjustments relating to discontinuation or modification of the strategy or the index. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsor of the Index or Other Entities That Are Involved in the Transaction” and “— Trading and Investment Activities by Goldman Sachs for its Own Account or for its Clients, May Negatively Impact Investors in the Notes” above. We may change the calculation agent at any time without notice and Goldman,

Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Strategy Sponsor and Changes That Affect the Strategy Could Affect the Amount Payable on Your Notes and Their Market Value

The policies of the strategy sponsor concerning the calculation of the strategy could affect the strategy level and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and its market value could also be affected if the strategy sponsor changes these policies, for example, by changing the manner in which it calculates the strategy, or if the strategy sponsor discontinues or suspends calculation or publication of the strategy, in which case it may become difficult to determine the market value of your notes. If such policy changes relating to the strategy or discontinuance or suspension of calculation or publication of the strategy occur, the calculation agent will have discretion in determining the strategy level on the determination date and the amount payable on your notes as described more fully under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Strategy” and “— Role of Calculation Agent” below.

The Policies of the Index Sponsor and

Changes That Affect the Index and the Commodity Contracts Underlying the Index Could Affect the Amount Payable on Your Notes and Their Market Value

The index is calculated in accordance with a prescribed methodology that has been publicly disclosed by the index sponsor. However, the index sponsor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of the index methodology. The policies of the index sponsor concerning the calculation of the index, additions, deletions or substitutions of the commodity contracts comprising the index, and the manner in which changes affecting those commodity contracts (such as rebalancing of the commodity contracts comprising the index) are reflected in the level of the index could affect the strategy level and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and the market value of your notes could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the index sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult or inappropriate to determine the market value of your notes based on the strategy level. If such policy changes relating to the index or discontinuance or suspension of calculation or publication of the index occur, the calculation agent will have discretion in determining the level of the strategy on the determination date — and the amount payable on your notes as described more fully under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Index” and “— Role of Calculation Agent” below.

Suspensions or Disruptions of Market Trading in the Commodity Contracts Underlying the Strategy and Commodities Underlying Such Contracts May Adversely Affect the Value of Your Notes

The commodity markets are subject to temporary distortions or other disruptions due to various factors. In addition, U.S. trading facilities and some foreign trading facilities have regulations that limit the amount of fluctuation in commodity contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of the strategy and, therefore, the value of your notes.

In making its calculations of the level of the strategy as published on Bloomberg page ENHGD143P or any successor or replacement service or page, if the relevant trading facility does not publish a settlement price as scheduled, or publishes a settlement price that, in the reasonable judgment of the strategy sponsor, is manifestly incorrect, the strategy sponsor may determine the settlement price in its reasonable judgment. In addition, if any day on which the strategy sponsor calculates the strategy is a day on which a relevant trading facility for an underlying contract is not open, then the strategy sponsor may use the settlement price for such contract as of the last day on which such trading facility was open. However, if a market disruption event has occurred with respect to such contract, the calculation agent will determine the final strategy level as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event” below. Under the circumstances described above, the level of the strategy and the value of your notes may be adversely affected.

If a market disruption event occurs with respect to any commodity contract included in the strategy, the determination date will be postponed and the value of that contract on the originally scheduled determination date will be calculated in accordance with the procedures described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event” on page S-22, which may involve postponing the determination date for a specific number of days.

The Strategy has a Limited Strategy Level History

The payment amount for each of your notes is linked to the performance of the strategy, which was created on October 19, 2011. Because the strategy has no strategy level history prior to that date, limited historical strategy level information will be available for you to consider in making an independent investigation of the strategy performance, which may make it difficult for you to make an informed decision with respect to an investment in the offered notes.

The Strategy May in the Future Include Commodity Contracts That Are Not Traded On Regulated Trading Facilities

The index was originally based solely on commodity contracts traded on regulated trading facilities (referred to in the United States as “designated contract markets”). At present, the index continues to be comprised exclusively of regulated commodity contracts. If the index sponsor adds one or more commodity contracts to the index in accordance with the criteria and procedures described under “The Strategy” below, the index — and therefore also the strategy — may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated trading facilities. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the index — and therefore also the strategy — may be subject to certain risks not presented by most exchange-traded contracts, including risks related to the liquidity and price histories of the relevant contracts.

It is Difficult to Predict What Effect Higher and Lower Future Prices of Commodities Included in the Strategy Relative to Their Current Prices May Have On its Value

As the contracts that underlie the index and therefore strategy come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in May may specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in a later month, for example, August. This is accomplished by selling the July contract and purchasing the August contract. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the July contract would take place at a price that is higher than the price of the August contract, thereby creating a “roll yield”. The commodities in the index may from time to time trade in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the market for a commodity contract could result in negative “roll yields”, which could adversely affect the value of an index or strategy tied to that contract.

While the strategy has been designed in part to mitigate the effects of contango, there is no assurance that it will be successful in doing so. It is also possible that the features of the strategy designed to address the effects of contango will instead adversely affect the value of the strategy and, consequently, the return on your notes. See “The Strategy” below for more information.

Although the Strategy Has Contracts on the Same Commodities That Comprise the Index, Its Value and Returns Will Likely Differ From Those of the Index

The strategy to which the notes are linked has different rules from the index governing the procedure by which expiring positions in certain of the constituent commodity contracts are rolled forward into more distant contract expirations, as explained in “The Strategy” below. Since one component of the value of a commodity contract is the period remaining until its expiration, these differences are likely to produce different values for this strategy and the index at any given time and, therefore, may produce differing returns.

The change in the timing of the rolling of the strategy for your notes is intended to execute the rolling before the rolling of the index, which could affect the prices of the underlying commodity contracts and adversely affect your notes, as discussed below. The strategy for your notes also applies dynamic rolling rules, as described more fully below, to the rolling of the contracts relating to West Texas Intermediate crude oil, the benchmark for crude oil prices in the U.S., and, once incorporated into the index as of the January 2012 roll, Brent crude oil, the benchmark for crude oil prices in Europe. By utilizing this dynamic rolling strategy, the effect of contango on the strategy may be reduced; however, in certain situations, this dynamic rolling rule may actually increase the negative effect of contango. See “The Strategy — How Does Rolling Affect the Level of the Strategy?” and “— How Else Are the Effects of Rolling Mitigated?” The strategy for your notes also differs from the index by applying seasonal rolling rules, as described below, to nine other commodity contracts that are subject to seasonal supply and demand. Finally, the strategy for your notes differs from the index by applying modified rolling rules to three commodity contracts. The differences between the rolling rules for the strategy and those for the index means that the return on the strategy for your notes will differ from the return on the index, and may be less than the return you would have received if you invested in notes that were linked to the index. The use of the term “Enhanced” in the name of the strategy refers to these modifications and not to any return expectations.

The Index Sponsor May be Required to Replace a Designated Contract if the Existing Commodities Contract is Terminated or Replaced

A commodity contract known as a “designated contract” has been selected as the reference contract for each of the physical commodities underlying the index. Data concerning this designated contract will be used to calculate the strategy. If a designated contract were to be terminated or replaced in accordance with the rules described under “The Strategy” in this prospectus supplement, a comparable commodity contract may be selected by the index sponsor, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the value of the index and the strategy.

Data Sourcing and Calculation Risks Associated with the Strategy and the Index May Adversely Affect the Market Price of the Notes

Because the notes are linked to the strategy, which is composed of exchange-traded futures contracts only on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the index will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the index underliers. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the index for the following period. Additionally, the index sponsor may not discover every discrepancy.

Furthermore, the weightings for the index are determined by the supervision of the Dow Jones-UBS Commodity Index Supervisory Committee, which has a significant degree of discretion in exercising its supervisory duties with respect to the index. This discretion would permit, among other things, changes to the composition of the index or changes to the manner or timing of the publication of the values of such index, at any time during the year if the Dow Jones-UBS Commodity Index Supervisory Committee deemed the changes necessary in light of factors that include, but are not limited to (i) changes in liquidity of the underlying futures contracts that are included in the index or (ii) changes in legal, regulatory, sourcing or licensing matters relating to publication or replication of the index. In particular, without limitation, UBS’ and Dow Jones Indexes’ access and rights to use data in connection with calculating, publishing and licensing the index remain subject to the ongoing consent of the sources of such data (including, without limitation, exchanges), which consent can be revoked at any time. Further, the sources of such data reserve the right to revise the terms and conditions of access and use of their data upon notice to UBS and Dow Jones Indexes. The Dow Jones-UBS Commodity Index Supervisory Committee has reserved the right to modify the composition of the index on an as needed basis to minimize the impact of any loss of access to or revised terms of use with respect to such source data on the indexes.

The index sponsor also has discretion in making decisions with respect to the index and has no obligation to take the needs of any parties to transactions involving the index into consideration when reweighting or making any other changes to the index. Since the index consists solely of commodities, an investment in the notes may carry risks similar to a concentrated securities investment in a specific industry or sector. Any of the foregoing errors or discrepancies would also affect the strategy.

Changes in the Composition and Valuation of the Index, or Discontinuation or Modification of the Index, May Adversely Affect the Value of Your Notes

The composition of the index may change over time, as additional commodity contracts satisfy the eligibility criteria of the index or commodity contracts currently included in the index fail to satisfy such criteria and those changes could impact the composition of the index. A number of modifications to the methodology for determining the contracts to be included in the index, and for valuing the index, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the value of your notes.

In particular, on October 11, 2011, Dow Jones Indexes and UBS announced the addition of the Brent Crude Oil futures contract, effective as of the January 2012 roll, and a corresponding reduction of the weight of WTI Crude Oil in the index. Additionally, the New York Mercantile Exchange has announced that the designated contract on Heating Oil currently included in the index will be delisted from that exchange in 2013. As a result of the announced delisting, trading in NYMEX Heating Oil futures contracts may become illiquid or experience other adverse trading impacts prior to the date of such delisting. The index sponsor may decide to replace the Heating Oil contract with a new contract or make another adjustment to the index. Any of the foregoing events, including the addition of the Brent Crude Oil futures contracts in the index, the reduction in the weighting of the WTI Crude Oil futures contracts, the expected removal of the Heating Oil futures contracts from the index, the potential reduced liquidity of the Heating Oil futures contract if it remains in the index and the replacement of the Heating Oil futures contracts in the index, may have an adverse impact on the level of the index or the strategy and therefore the market value of and the payment at maturity on your notes.

As described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Index” below, if the calculation agent determines that the changes to the index are fundamental in nature, the calculation agent may make such adjustments in the rules of the index or the method of its calculation as it believes are appropriate so that the final strategy level calculated based on the modified index and the then-current strategy methodology, is equitable. It is possible, however, that such changes will adversely affect the value of your notes when compared with a structure in which the calculation agent would not have had such discretion.

In the event that such changes are not fundamental in nature, the calculation agent will not, by itself, have such discretion to make such adjustments in the rules of the index or the method of its calculation. However, the calculation agent may still have the discretion to determine the closing level of the strategy if, by reason of such change in the index, the strategy sponsor modifies the strategy as described below under “— Changes in the Composition and Valuation of the Strategy May Adversely Affect the Value of Your Notes.”

On the other hand, the calculation agent may decide not to make any such adjustments at its sole discretion. In such a case, it is also possible that such decision will adversely affect the value of your notes when compared to the case where the calculation agent would have exercised such discretion.

In the event that the index sponsor discontinues publication of the index, the calculation agent may calculate the strategy level during the remaining term of your notes as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Index.” Because such calculation will, in that event, no longer be based on the index sponsor’s calculation of the index, it is possible that the value of your notes will be adversely affected when compared to the situation in which the index were still being published.

Changes in the Composition and Valuation of the Strategy May Adversely Affect the Value of Your Notes

As a general matter, the composition and the valuation of the strategy will not change over time unless there are changes in the composition or valuation of the index, subject to the considerations noted above. However, the strategy sponsor may make a number of modifications to the strategy methodology for composition or valuation of the strategy, or may discontinue or suspend calculation or publication of the strategy. In such a case, the calculation agent may determine the strategy level as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Strategy,” which may adversely affect the value of your notes when compared to the case where the calculation agent would not have had such discretion.

The Return on Your Notes is Based on a Strategy That Reflects Excess Return, Not Total Return

The return on your notes is based on the performance of the strategy, which, as discussed below, reflects the returns that are potentially available through an unleveraged investment in commodity contracts included in the strategy. It is not, however, linked to a “total return” strategy, which, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the underlying commodity contracts. The return on your notes will not include such a total return feature or interest component.

There is No Affiliation between the Index Sponsor and Us, and We Are Not Responsible for Any Disclosure by the Index Sponsor

Neither The Goldman Sachs Group, Inc. nor any of its affiliates is affiliated with the index sponsor. Neither we nor any of our affiliates assume any responsibility for the accuracy or the completeness of any information about the index. You, as an investor in your notes, should make your own investigation into the index. See “The Index” below for additional information about the index.

The index sponsor is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes. The index sponsor does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of your notes.

Goldman, Sachs & Co., in its Capacity as Strategy Sponsor, and Dow Jones Indexes and UBS, in Their Capacities as Index Sponsors, Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest

As further described under “The Strategy”, the strategy sponsor is responsible for the calculation and maintenance of the Goldman Sachs Enhanced Strategy E143 on the Dow Jones-UBS Commodity IndexSM and, the index is jointly marketed by Dow Jones Indexes and UBS. Dow Jones Indexes and UBS are responsible for the composition, calculation and maintenance of the index. The judgments that Goldman, Sachs & Co., as the strategy sponsor or Dow Jones Indexes and UBS, as the index sponsor make in connection with the composition, calculation and maintenance of the strategy, or the index, as applicable, could affect both the market value of your notes and the amount payable on your notes on the stated maturity date. See “The Strategy” for additional details on the role of Goldman, Sachs & Co., as the strategy sponsor and Dow Jones Indexes and UBS, as the index sponsor.

Goldman, Sachs & Co., in its capacity as the strategy sponsor, and Dow Jones Indexes and UBS, in their capacity as the index sponsor, have no obligation to take your interests into consideration for any reason. Goldman, Sachs & Co. may decide to discontinue calculating and publishing the strategy and Dow Jones Indexes and UBS may decide to discontinue calculating and publishing the index, which would mean that Goldman, Sachs & Co., as calculation agent, would have the discretion to make determinations with respect to the level of the strategy for purposes of calculating the amount payable on your notes on the stated maturity date.

Commodity Prices as Well as the Commodity Contracts Underlying the Strategy May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways

Commodity prices as well as the commodity contracts underlying the strategy are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the levels of the strategy and the value of your notes in varying ways, and different factors may cause the value of different strategy commodity contracts and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.

An Investment in the Notes Is Subject to Risks Associated With Foreign Commodities Markets

The index — and therefore also the strategy — consists of commodity contracts on 19 physical commodities, three of which are traded on the London Metal Exchange (LME). You should be aware that investments in securities linked to the value of foreign commodity contracts involve particular risks.

The index, and therefore the strategy, will include commodity contracts on foreign trading facilities that are not regulated by U.S. regulatory authorities. The index, and therefore the strategy, will include contracts on physical commodities on trading facilities located outside the United States. The Dow Jones-UBS Commodity Index Supervisory Committee currently has not established any limits on the percentages of the commodities, by weight, traded on a non-U.S. trading facility that can be included in the index; historically, such percentages have not exceeded 20%. The regulations of the Commodity Futures Trading Commission do not apply to trading on foreign trading facilities, and trading on foreign trading facilities may involve different and greater risks than trading on United States trading facilities. Certain foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system. Trading on foreign trading facilities also involves certain other risks that are not applicable to trading on United States trading facilities. Those risks include: exchange rate risk relative to the U.S. dollar, exchange controls, expropriation, burdensome or confiscatory taxation, and moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for Dow Jones Indexes, UBS and the Dow Jones-UBS Commodity Index Supervisory Committee to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the commodity contracts included in the strategy. In addition, because foreign trading facilities may be open on days when the level of the strategy is not published, the value of the commodities underlying the index and therefore the strategy may change on days when the index or the strategy level is unavailable.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs

If the calculation agent determines that, on the date that would otherwise be the determination date, a market disruption event with respect to any strategy commodity has occurred or is continuing or that day is not a trading day, the determination date will be postponed until the first trading day on which the market disruption event with respect to each such strategy commodity has ceased. In no cases, however, will such applicable date be postponed by more than five scheduled business days from the originally scheduled determination date. Moreover, if the determination date is postponed to the last possible day, but the market disruption event with respect to any such strategy commodity has not ceased by that day or that day is not a trading day, that day will nevertheless be the determination date. In such a case, the calculation agent will determine the final strategy level based on the procedures described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event” below.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes, purchased after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences — United States Holders — Change in Law” below. You should consult your own tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-43 below unless and until such time as

Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes.” Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the front cover page and in “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue prices, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the trade date, at issue prices, underwriting discounts or commissions and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuances and sales of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Strategy, Strategy Sponsor and Strategy Commodity Contracts

In this prospectus supplement, when we refer to the strategy, we mean the strategy specified on the front cover page, or any successor strategy, as it may be modified, replaced or adjusted from time to time as described under “— Payment on Stated Maturity Date — Discontinuance or Modification of the Strategy” below. When we refer to the strategy sponsor as of any time, we mean the corporation or other entity, or group of corporations or other entities, that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the strategy as then in effect and (ii) announces (directly or through an agent) the level of the strategy as then in effect on each business day. When we refer to the strategy commodity contracts as of any time, we mean the commodity contracts included in the strategy as then in effect (which are commodity contracts on the same commodities that comprise the index), after giving effect to any additions, deletions or substitutions.

Index, Index Sponsor and Index Commodity Contracts

In this prospectus supplement, when we refer to the index, we mean the Dow Jones-UBS Commodity IndexSM, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Payment on Stated Maturity Date — Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the corporation or other entity that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the index and (ii) announces (directly or through an agent) the level of the index on any business day. When we refer to the index commodities as of any time, we mean the commodity contracts included in the index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment on Stated Maturity Date

On the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash, if any, equal to the cash settlement amount. The cash settlement amount will equal: an amount equal to the sum of (i) $1,000 plus (ii) the product of the strategy return, multiplied by $1,000.

The initial strategy level will be set on the trade date and may be higher or lower than the actual closing level of the strategy on the trade date. The calculation agent will determine the final strategy level, which will be the closing level of the strategy on the determination date as calculated and published by the strategy sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event” and “— Discontinuance or Modification of the Strategy” or “— Discontinuance or Modification of the Index” below.

The strategy return will equal the quotient of (i) the final strategy level minus the initial strategy level divided by (ii) the initial strategy level, expressed as a percentage.

The amount payable on your notes on the stated maturity date will be based on the closing level of the strategy on the determination date (subject to adjustment), which we call the final strategy level. If the final strategy level is greater than the initial strategy level — i.e., the strategy return is positive due to an increase in the level of the strategy — you will participate in any such increase. On the other hand, if the final strategy level is less than the initial strategy level due to a decrease in the level of the strategy, you may lose all of the principal of your notes. In addition, the notes will not pay interest, and no other payments will be made on the notes prior to the stated maturity date.

Stated Maturity Date

The stated maturity date will be set on the trade date and is expected to be the fifth scheduled business day after the determination date, unless postponed as described in “Determination Date” below.

Determination Date

The determination date will be set on the trade date and is expected to be between 24 and 27 months after the trade date, unless the calculation agent determines that a market disruption event with respect to any strategy commodity occurs or is continuing on that day or that day is otherwise not a trading day. In that event, the determination date will be the first following trading day on which the settlement price for the last disrupted strategy commodity is available, as described in “— Consequences of a Market Disruption Event” below. In no event, however, will the determination date be postponed by more than five scheduled business days. If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or such last possible day is not a trading day, that day will nevertheless be the determination date. The determination date for your notes will not occur on a day that is not a trading day, except as described in the immediately preceding sentence.

Market Disruption Event

Any of the following will be a market disruption event with respect to any strategy commodity on any given trading day:

•

a material limitation, suspension, or disruption of trading in such strategy commodity which results in a failure by the trading facility on which such strategy commodity is traded to report a settlement price for such strategy commodity on such trading day,

•

the settlement price for such strategy commodity on such trading day is a “limit price”, which means that the settlement price for such strategy commodity on such trading day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules of the trading facility on which such strategy commodity is traded,

•	failure by the trading facility on which such strategy commodity is traded or other price source to announce or publish the settlement price for such strategy commodity on such trading day, or

•

trading in any contract underlying the strategy on the relevant trading facility is suspended or interrupted subsequent to the opening of trading and trading in such contract does not recommence at least ten minutes prior to, and continue until, the regularly scheduled close of trading in such contract, or in the event trading does resume at least ten minutes prior to the regular scheduled close of trading, trading does not continue for that entire period.

For this purpose, “settlement price” means the official settlement price of a strategy commodity as published by the trading facility on which it is traded.

As is the case throughout this prospectus supplement, references to the strategy in this description of market disruption events includes the strategy and any successor strategy as it may be modified, replaced or adjusted from time to time.

Consequences of a Market Disruption Event

If a market disruption event relating to one or more strategy commodity contracts occurs or is continuing on the originally scheduled determination date (or, if that day is not a trading day, then the following trading day), the calculation agent will calculate the final strategy level by using:

•

for each strategy commodity that did not suffer a market disruption event on such date, the settlement price of such strategy commodity on such date as published by the trading facility on which it is traded, and

•

for each strategy commodity that did suffer a market disruption event on such date, the settlement price of such strategy commodity on the first succeeding trading day on which no market disruption event occurs or is continuing with respect to such strategy commodity; provided that, if such day occurs more than five scheduled business days after the originally scheduled determination date, the calculation agent shall determine the price for such strategy commodity on the fifth scheduled business day after the originally scheduled determination date, taking into consideration the latest available settlement price for such strategy commodity and any other information deemed relevant by the calculation agent.

In calculating the final strategy level in the circumstances described above, the calculation agent will use the method for calculating the strategy last in effect prior to such market disruption event.

In addition, if the calculation agent determines that the level of the strategy or any settlement price that must be used to determine the final strategy level is not available on the determination date for any other reason, except as described under “— Discontinuance or Modification of the Strategy” or “— Discontinuance or Modification of the Index” below, then the calculation agent will determine the final strategy level based on its assessment, made in its sole discretion, of the level of the strategy or any relevant settlement price on such applicable day.

Discontinuance or Modification of the Strategy

If the strategy sponsor discontinues publication of the strategy and the strategy sponsor or anyone else publishes a substitute index or strategy that the calculation agent determines is comparable to the strategy, or if the calculation agent designates a substitute index or strategy, then the calculation agent will determine the final strategy level by reference to the substitute index or strategy. We refer to any substitute index or strategy approved by the calculation agent as a successor strategy.

If the calculation agent determines that the publication of the strategy is discontinued and there is no successor strategy, or that the level of the strategy is not available on the determination date, because of a market disruption event or for any other reason, the calculation agent will determine the final strategy level based on the procedures described under “— Consequences of a Market Disruption Event” above and/or by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the strategy or the relevant settlement prices.

As a general matter, the calculation agent shall not have any discretion to adjust the strategy level on any given day if the strategy sponsor calculates and publishes the strategy level in accordance with the established methodology of the strategy, except as described under “— Consequences of a Market Disruption Event” above. If, however, the calculation agent determines that the strategy, the strategy commodity contracts or the method of calculating the strategy is materially changed at any time in any respect because of any change in the method of calculating the strategy or the strategy commodity contracts — including any addition, deletion or substitution and any reweighting or rebalancing of the strategy commodity contracts, and whether the change is made by the strategy sponsor under its existing policies or following a modification of those policies with respect to the strategy, is due to the publication of a successor strategy, is due to events affecting one or more of the strategy commodity contracts or is due to any other reason — then, in such case and only in such case, the calculation agent will be permitted (but not required) to make such adjustments in the strategy or the method of its calculation as it believes are appropriate to ensure that the final strategy level used to determine the amount payable on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent as described in this prospectus supplement with respect to the strategy may be made by the calculation agent in its sole discretion in accordance with the then-current strategy methodology or the strategy methodology previously in effect which the calculation agent deems fairly reflect the level of the strategy. The calculation agent is not obligated to make any such adjustments.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the final strategy level by reference to the substitute index and based on the then-current strategy methodology. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines that the publication of the index is discontinued and there is no successor index, the calculation agent will determine the final strategy level by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index or the relevant settlement prices based on the then-current strategy methodology.

If the calculation agent determines that the index or the commodities included in the index or the method of calculating the index is fundamentally changed at any time in any respect because of any change in the method of calculating the index or the commodity contracts included in the index — including any addition, deletion or substitution and any reweighting or rebalancing of the commodities included in the index, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies with respect to the index, is due to the publication of a successor index, is due to events affecting one or more of the commodities included in the index or is due to any other reason, then, in such case and only in such case, the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final strategy level used to determine the amount payable on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent as described in this prospectus supplement with respect to the index may be made by the calculation agent in its sole discretion in accordance with the then-current strategy methodology previously in effect which the calculation agent deems fairly reflects the level of the strategy. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations in connection with the notes regarding the strategy, market disruption events, discontinuance or modification of the strategy or the index, business days, trading days, postponement of the determination date and the stated maturity date, the final strategy level, the strategy return, and the amount in cash, if any, to be paid on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as defined in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which (1) the strategy sponsor is open for business and the strategy is calculated and published by the strategy sponsor, (2) the calculation agent in London is open for business, (3) the offices of Goldman, Sachs & Co. in New York are open for business and (4) all trading facilities on which any of the commodities underlying the strategy are traded are open for trading. If the strategy sponsor publishes a strategy level with respect to the strategy on a day when one or more of the trading facilities for the commodities underlying the strategy are closed, that day would not be a trading day for your notes.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

USE OF PROCEEDS AND HEDGING

We expect to use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In anticipation of the sale of the notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of the strategy commodity contracts, listed or over-the-counter options, futures, and other instruments linked to the strategy, the index or the strategy commodity contracts and indices designed to track the performance of the relevant commodities markets or components of such markets on or before the trade date. In addition, from time to time after we issue the notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes and perhaps in connection with other strategy- or index-linked notes we issue, some of which may have returns linked to the strategy or the strategy commodity contracts. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the strategy, the index or some or all of the strategy commodity contracts,

•	may take or dispose of positions in the strategy commodities or contracts relating thereto,

•

may take or dispose of positions in listed or over-the-counter options or other instruments based on the strategy or the index designed to track the performance of the relevant commodities markets or components of such markets, and/or

•

may take short positions in the strategy commodity contracts or other securities or instruments of the kind described above — i.e., we and/or our affiliates may sell securities, instruments or strategy commodity contracts of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the notes and perhaps relating to other notes with returns linked to the strategy, the index or the strategy commodity contracts. We expect these steps to involve sales of instruments linked to the strategy on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the strategy commodity contracts, or listed or over-the-counter options, futures or other instruments linked to the strategy, the index and some or all of the strategy commodity contracts or indices designed to track the performance of the relevant commodities markets or other components of such markets. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above, including not acquiring any positions. Investors will not have knowledge about our hedging positions.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount, if any, we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes — “Goldman Sachs’ Anticipated Hedging Activity May Negatively Impact Investors in the Notes and Cause our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes,” “— Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsor of the Index or Other Entities That Are Involved in the Transaction” and “— Trading and Investment Activities by Goldman Sachs for its Own Account or for its Clients, May Negatively Impact Investors in the Notes” above for a discussion of these adverse effects.

THE STRATEGY

The strategy for your notes, i.e., the Goldman Sachs Enhanced Strategy E143 on the Dow Jones-UBS Commodity IndexSM, created on October 19, 2011, is a strategy tracking the performance of a weighted basket of contracts on certain physical commodities, and is a variation of the Dow Jones-UBS Commodity IndexSM. The level of the strategy, therefore, goes up or down depending on the overall performance of such weighted basket of commodity contracts. The strategy is one of numerous existing or potential variations of the index, each of which may differ from the index in different ways. The strategy reflects the excess returns that are potentially available through an unleveraged investment in the same commodities that are included in the index, calculated on a basis similar to the index, but modified to apply certain dynamic and seasonal rolling rules, as well as a modified rolling schedule, as described below.

The strategy sponsor has no obligation to continue to publish, and may discontinue publication of, the strategy. The consequences of the strategy sponsor discontinuing or modifying the strategy are described in the section entitled “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Strategy” above. Similarly, the index sponsor has no obligation to continue to publish, and may discontinue publication of the index. The consequences of the index sponsor discontinuing or modifying the index are described in the section entitled “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Index” above.

The index is a proprietary index that was created by AIG International, Inc. (“AIGI”) in 1998 and acquired by UBS Securities LLC (“UBS” or “UBS Securities”) in May 2009, at which time UBS and Dow Jones & Company, Inc. (“Dow Jones”) entered into an agreement (the “Joint Marketing Agreement”) to jointly market the index. Dow Jones subsequently assigned all its interests in the Joint Marketing Agreement to CME Group Index Services LLC (“CME Indexes”). Pursuant to such Joint Marketing Agreement, CME Indexes, in conjunction with UBS, calculates the index and other related indexes and sub-indexes. Dow Jones Indexes is the marketing name for CME Group Index Services LLC, a joint venture company which is owned 90 percent by CME Group Inc. and 10 percent by Dow Jones & Company, Inc. The index is not owned, endorsed, or approved by or associated with Goldman, Sachs & Co. or its affiliated companies. You, as an investor in your notes, should make your own investigation into the index.

Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index or the index sponsor.

Questions and Answers

How Is a Commodity Index Different Than an Equity Index?

Although the strategy tracks the performance of the commodity markets in a manner generally similar to the way in which an index of equity securities tracks the performance of the stock market, there are important differences between a commodity index and an equity index. First, an equity index typically weights the stocks in the index based on market capitalization, a concept that has no applicability to a commodity index. In contrast, the commodities included in the strategy are weighted based on their liquidity levels and their dollar-adjusted production levels, subject to certain percentage restrictions for diversification of commodities included in the basket. Second, unlike stocks, commodity contracts expire periodically and, in order to maintain an investment in commodity contracts, it is necessary to liquidate such commodity contracts before they expire and establish positions in longer-dated commodity contracts. This feature of the strategy, which is discussed below, has important implications for changes in the value of the strategy.

What Is a Commodity Contract?

A commodity contract is an agreement either to buy or sell a set amount of a physical commodity at a predetermined price and delivery period (which is generally referred to as “delivery month”), or to make and receive a cash payment based on changes in the price of the commodity. Generally speaking, the return on an investment in commodity contracts is correlated with, but different from, the return on buying and holding physical commodities. The strategy currently is comprised solely of commodity contracts on physical commodities traded on regulated trading facilities. However, it is possible that the strategy will in the future include swaps or other derivatives that are cleared through a centralized clearing house.

Why Does the Strategy Track Commodity Contracts And Not Physical Commodities?

While holding an inventory of physical commodities may have certain economic benefits (for example, a refinery could use a reserve of crude oil for the continuation of its operations), it also poses administrative burdens and costs, including those arising from the need to store or transport physical commodities. These requirements and costs may prove unattractive to investors who are interested solely in the price movement of commodities. Commodity contracts permit an investor to obtain exposure to the prices of commodities without directly incurring these requirements and costs. However, an investor in commodity contracts, or in an index of commodity contracts, can be indirectly exposed to these costs, which may be reflected in the prices of the commodity contracts and therefore in the strategy level. In addition, the fact that commodity contracts have publicly available prices allows calculation of an index based on these prices. The use of commodity contracts, therefore, allows the strategy sponsor to separate the exposure to price changes from the ownership of the underlying physical commodity, and thus allow participation in the upside and downside movement of commodity prices independently of the physical commodity itself.

How Is the Basket of Commodity Contracts Weighted?

The basket of commodity contracts that the index — and therefore also the strategy — tracks is weighted according to liquidity and production, which means that the weight of each commodity contract included in the strategy is determined by reference to (i) the commodity liquidity percentage, which is determined based on a five-year average of the trading volume of such commodity contract and (ii) the commodity production percentage, which is determined based on a five-year average of production figures. The commodity liquidity percentage and the commodity production percentage are then combined (using a ratio of 2:1) to establish the “commodity index percentage” for each commodity. The commodity index percentage is then adjusted in accordance with certain percentage restrictions for the diversification of commodities included in the basket. As of October 24, 2011, the strategy contains 19 commodity contracts, of which the composition and weighting in the basket are as follows: four energy products comprising 33.34% of the strategy; four industrial metals comprising 14.95% of the strategy; four grains products comprising 21.64% of the strategy; three softs products comprising 7.04% of the strategy; two livestock products comprising 6.56% of the strategy; and two precious metals products comprising 16.46% of the strategy.

Can the Contracts Included in the Strategy and/or Their Weightings Be Changed over Time?

Yes. At present commodities are selected that are believed to be sufficiently significant to the world economy to merit consideration and be tradeable through a qualifying related contract. The index sponsor performs annual calculations to determine whether the constituent contracts meet such thresholds. If, at the time of an annual review, certain contracts that are included in the index fail to satisfy the criteria and/or certain contracts that have not been included in the index satisfy such criteria, the composition of the index will generally be changed. The index sponsor can also hold a committee meeting at such other times as may be necessary, and the index composition may be changed under those circumstances.

The composition of the index is recalculated by UBS each year, under the supervision of the Dow Jones — UBS Commodity Index Supervisory Committee (which we refer to as the “DJ-UBS CISM supervisory committee”), taking into account the relative liquidity and production percentages for each commodity contract designated for potential inclusion in the index. Once approved by the DJ-UBS CISM supervisory committee in consultation with the advisory committee (as described below), the new composition of the index is publicly announced and takes effect in the month of January immediately following the announcement. For further information with respect to changes in the composition of the index, refer to subsection “— The Dow Jones-UBS Commodity IndexSM — Composition of the Dow Jones-UBS Commodity IndexSM” below, which also applies to the strategy.

If the Price of the Underlying Physical Commodities Goes Up, Will the Strategy Level, Therefore, Also Go Up?

Not necessarily, for two reasons:

First, your notes are linked to the performance of the strategy, which in turn tracks the performance of the basket of commodity contracts included in the strategy, rather than individual physical commodities themselves. Changes in the prices of commodity contracts should generally track changes in the prices of the underlying physical commodities, but, as described above under “— Why Does the Strategy Track Commodity Contracts And Not Physical Commodities?”, the prices of commodity contracts might from time to time move in ways or to an extent that differ from movements in physical commodity prices. Therefore, you may observe prices of a particular commodity going up and the strategy level not changing in the same way.

Second, because commodity contracts have expiration dates — i.e., dates upon which trading of the commodity contract ceases, there are certain adjustments that need to be made to the strategy in order to retain an investment position in the commodity contracts. These adjustments, which are described below and primarily include the mechanic of “rolling,” may have a positive or negative effect on the level of the strategy. As a result, these adjustments may, in certain instances, cause a discrepancy between the performance of the strategy and the performance of the underlying commodity contracts.

Does the Strategy Have a Total Return Feature?

No. The return on your notes is based on the performance of the strategy, which reflects the returns that are potentially available through an unleveraged investment in commodity contracts included in the strategy. The strategy thus reflects excess return and is not linked to a “total return” index or strategy, which in addition to reflecting the returns from such an unleveraged investment in commodity contracts, would also reflect interest that could be earned on a hypothetical fully collateralized investment. The strategy does not include such a total return feature or interest component.

What Does “Rolling” a Commodity Contract Mean?

Since any commodity contract has a predetermined expiration date on which trading of the commodity contract ceases, holding a commodity contract until expiration will result in delivery of the underlying physical commodity or the requirement to make or receive a cash settlement. “Rolling” the commodity contracts, i.e., (i) selling near-dated (i.e., commodity contracts that are nearing expiration) commodity contracts before they expire and (ii) buying longer-dated contracts (i.e., commodity contracts that have an expiration date further in the future), allows an investor to maintain an investment position in commodities without receiving delivery of physical commodities or making or receiving a cash settlement.

The strategy replicates an actual investment in commodity contracts, and therefore takes into account the need to roll the commodity contracts included in the strategy, and reflects the effects of this rolling. Specifically, as a commodity contract included in the strategy approaches expiration, the strategy is calculated as if the commodity contract in the lead delivery month is sold and the proceeds of that sale are used to purchase a commodity contract of equivalent value in the next delivery month designated pursuant to the strategy methodology, with certain exceptions as described in the section entitled “How Does the Strategy Differ from the Dow Jones-UBS Commodity IndexSM?”. If the price of the designated commodity contract is lower than the price of the commodity contract then included in the strategy, the “rolling” process results in a greater quantity of the second commodity contract being acquired for the same value.

Conversely, if the price of the designated commodity contract is higher than the price of the contract then included in the strategy, the “rolling” process results in a smaller quantity of the designated commodity contract being acquired for the same value.

What Do “Contango” and “Backwardation” Mean?

When the price of a near-dated commodity contract is greater than that of a longer-dated commodity contract, the market for such contracts is referred to as in “backwardation”. On the other hand, the market is referred to as in “contango”

when the price of a near-dated commodity contract is less than that of a longer-dated commodity contract. “Rolling” commodity contracts in a backwardated or contango market can affect the level of the strategy.

How Does Rolling Affect the Level of the Strategy?

“Rolling” can affect the strategy in the following two ways:

First, if, as described above under “What Does “Rolling” a Commodity Contract Mean?” above, the strategy theoretically owns more commodity contracts as a result of the rolling process (albeit at a lower price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be greater than if the strategy had owned the same number of commodity contracts as before the rolling process. Conversely, if the strategy theoretically owns fewer commodity contracts as a result of the rolling process (albeit at a higher price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be less than if the strategy had owned the same number of commodity contracts as before the rolling process. Therefore, these differentials in the quantities of contracts sold and purchased may have a positive or negative effect on the level of the strategy (measured on the basis of its dollar value).

Second, the strategy theoretically sells a near-dated commodity contract when it gets close to expiry and buys the longer-dated commodity contract (the exception occurs in the way this strategy rolls the West Texas Intermediate (“WTI”) crude oil contract and the Brent (“Brent”) crude oil contract as described in the section entitled “How Does the Strategy Differ from the Dow Jones-UBS Commodity IndexSM?”). In a contango market, longer-dated commodity contracts are at higher prices than the near-dated commodity contracts. In the absence of significant market changes, the prices of the longer-dated commodity contracts which the strategy theoretically buys and holds are expected to (but may not) decrease over time as they near expiry. This expected decrease in price of these longer-dated commodity contracts as they near expiry can potentially cause the level of the strategy to decrease. In a backwardated market, where the prices of near-dated commodity contracts are greater than the prices of longer-dated commodity contracts, the price of longer-dated commodity contracts which the strategy theoretically buys and holds are expected to (but may not) increase as they near expiry. However, there are a number of different factors affecting the strategy level (as described below in “What Factors Affect the Calculation of the Level of the Strategy Other than Rolling?”).

How May the Effects of Rolling Be Mitigated?

As stated above, the trend in the prices of the commodity contracts may mitigate the effects of rolling. Also, because the strategy is made up of so many different types of commodity contracts, each of those commodity contracts may be in a different type of market, either contango or backwardation, and therefore may offset any losses and gains attributable to rolling. The strategy specifically tries to mitigate the effect of contango by changing the rolling methodology for several contracts (as described below in “How Does the Strategy Differ from the Dow Jones-UBS Commodity IndexSM?”).

While the strategy has been designed to mitigate the effects of contango, there is no assurance that it will be successful in doing so. It is also possible that the features of the strategy designed to address the effects of contango will instead adversely affect the value of the strategy and, consequently, the return on your notes.

How Does the Strategy Differ from the Dow Jones-UBS Commodity IndexSM?

The index tracks the performance of the same basket of commodities as those included in the strategy for your notes, and utilizes the same methodology in calculating the value of the strategy level. However, the strategy for your notes and the index differ in the way they execute the rolling of the commodity contracts included in the investments that they track. The index rolls the underlying commodity contracts on the fifth, sixth, seventh, eighth and ninth Dow Jones-UBS Commodities IndexSM business day of the month, 20% of the exposure per day. In contrast, the strategy for your notes modifies the rolling methodology of the index to apply certain dynamic and seasonal rolling rules, as well as a modified roll schedule, as explained in the following paragraphs. The use of the term “Enhanced” in the name of the strategy refers to this modification and not to any return expectations.

The strategy for your notes modifies a roll schedule, rolling the underlying contracts on the fifth to last, fourth to last, third to last and second to last Dow Jones-UBS Commodities IndexSM business day of the of the month preceding the month in which the Dow Jones-UBS Commodities IndexSM roll period occurs, 25% of the exposure per day.

The strategy for your notes applies dynamic rolling rules to the rolling of the contracts relating to WTI crude oil, the benchmark for crude oil prices in the United States and, once incorporated into the index as of the January 2012 roll, Brent crude oil, the benchmark for crude oil prices in Europe. Three Dow Jones-UBS Commodities IndexSM business days before the first day of the monthly roll (the eighth to last Dow Jones-UBS Commodities IndexSM business day of the preceding month), the strategy for your notes applies a dynamic rolling rule, described below, when determining to which new maturity the WTI or Brent contract is rolled. If the reference price of the WTI contract the Dow Jones-UBS Commodities IndexSM is rolling out of in the following roll period minus the reference price of the contract the Dow Jones-UBS Commodities IndexSM is rolling out of in the current roll period is less than 0.50% of the reference price of the current contract, then the strategy rolls into the same contract as the index. The strategy rolls into the June WTI contract closest to maturity during the roll periods for August through January (which happen at the end of the previous month), and into the December WTI contract closest to maturity during the roll periods for February through July (which happen at the end of the previous month). If the reference price of the Brent contract the Dow Jones-UBS Commodities IndexSM is rolling out of in the following roll period minus the reference price of the contract the Dow Jones-UBS Commodities IndexSM is rolling out of in the current roll period is less than 0.50% of the reference price of the current contract, then the strategy rolls into the same contract as the index. Otherwise, the strategy rolls into the June Brent contract closest to maturity during the roll periods for August through January (which happen at the end of the previous month), and into the December Brent contract closest to maturity during the roll periods for February through July (which happen at the end of the previous month). By utilizing this dynamic rolling strategy, the degree of contango between the commodity contract and the commodity contract to which such commodity contract is rolled may be reduced. However, it is important to understand that, if the degree of contango is greater with respect to a contract with the longer-dated maturity than with respect to the contract with the near-dated maturity, this dynamic rolling rule adjustment may actually increase the degree of contango.

The strategy for your notes also applies seasonal rolling rules to nine other commodity contracts that are subject to seasonal supply and demand. Under these rules, any of these commodity contracts will be rolled only to a contract maturing in one or two specified months within a year, and some of the commodity contracts may be rolled earlier than they would have been in the case of the Dow Jones-UBS Commodity IndexSM (as described below in “Goldman Sachs Enhanced Strategy E143 on the Dow Jones-UBS Commodity IndexSM — Calculation of the Strategy”). Utilizing a seasonal rolling strategy is intended to reduce the adverse effect of seasonal supply and demand on the market for the underlying physical commodities and thus on the strategy level.

The strategy for your notes also applies modified rolling rules to three other commodity contracts. Under these rules, any of these commodity contracts will be rolled to the seventh nearby contract, starting with the August contract in January instead of how they would have been rolled in the case of the Dow Jones-UBS Commodity IndexSM (as described below in “Goldman Sachs Enhanced Strategy E143 on the Dow Jones-UBS Commodity IndexSM — Calculation of the Strategy”). Utilizing a modified rolling strategy is intended to mitigate the impact of contango.

The differences between the rolling rules for the strategy and those for the index may mean that the return on the strategy for your notes will differ from the performance of the index.

Just like in the case of the index, if, on any day on which the rolling with respect to the strategy would have otherwise occurred, certain conditions that would affect the price of the applicable commodity contract occur, the rolling will instead occur the next day on which such conditions do not exist. Such conditions include unavailability of the price, the price exceeding the predetermined maximum or minimum price (which is referred to as a “limit price”), an erroneous price or termination of trading of the applicable commodity contract.

In addition, in the event that these conditions occur during the roll period scheduled for January of each year affecting a commodity contract included in the index, the rolling or rebalancing of the relevant designated contract will occur in all cases over five Dow Jones-UBS Commodities IndexSM business days on which no such condition exists at a rate of 20% per day for every Dow Jones-UBS Commodities IndexSM business day following such a condition until the extended roll period is complete. The amounts of a particular commodity contract rolled or rebalanced in January will always be distributed over five Dow Jones-UBS Commodities IndexSM business days.

This change affects only the rolling or rebalancing process in January, with no change to the rules for rolling commodity contracts in other monthly roll periods.

What Factors Affect the Calculation of the Level of the Strategy Other than Rolling?

The value of the strategy on any Dow Jones-UBS Commodities IndexSM business day (a day that is defined as a “Business Day” in the Dow Jones-UBS Commodity IndexSM Handbook, which can be requested from the index sponsor) is determined by making certain adjustments to the value of the strategy on the immediately preceding Dow Jones-UBS Commodities IndexSM business day, based mainly on the performance of the commodity contracts. The factors affecting the scale of such adjustment, other than the effect of the rolling of the commodity contracts, are: (i) the price of the commodity contracts included in the strategy, (ii) the weight of each commodity contract in the strategy and (iii) the percentage restrictions for the diversification of the commodities included in the basket.

The price of the commodity contracts reported by the relevant trading facilities expose the strategy to price volatility. The weight of each contract in the strategy will be determined annually based on the liquidity of the underlying commodity contracts, the production of the underlying physical commodity and the percentage restrictions for the diversification of the commodities included in the basket.

Can We Assume That Any of Such Factors Will Have a Direct and Linear Effect on the Level of the Strategy?

No, because these factors are interrelated in complex ways and affect the performance of the commodity contracts comprising the strategy and, therefore, may offset each other in calculation of the level of the strategy. For example, a negative price performance in energy sector contracts, which collectively have the largest production weights, may completely eliminate a positive price performance in livestock contracts, which collectively have the smallest production weights. Therefore, you should not assume any one of these factors, the effect of rolling or any other factors (e.g., the positive price movement of any underlying physical commodity) will have a direct and linear effect on the performance of the commodity contracts and the level of the strategy at any given time. The level of the strategy, and therefore the amount payable on your notes, may decline even when one or more of such factors are favorable, due to the reasons explained in this subsection entitled “Questions and Answers”.

How is the Strategy Calculated?

The level of the strategy will be calculated by the strategy sponsor (i) using the same calculation methodology used to calculate the level of the index by the index sponsor but (ii) adjusted to give effect to the dynamic, seasonal and modified rolling rules under the strategy methodology discussed above.

For further details, please refer to subsection “— Goldman Sachs Enhanced Strategy E143 on the Dow Jones-UBS Commodity IndexSM” and “— The Dow Jones-UBS Commodity IndexSM” below.

Where Can Additional Information on the Strategy or the Dow Jones-UBS Commodity Index SM Be Obtained?

For information about recent levels of the strategy, please read the subsection entitled “— Hypothetical and Actual Historical Closing Levels of the Strategy” below. For further explanation on the strategy methodologies of the strategy for your notes and the index, please read the subsections entitled “— Goldman Sachs Enhanced Strategy E143 on the Dow Jones-UBS Commodity IndexSM” and “— The Dow Jones-UBS Commodity IndexSM” below, respectively.

Additional information about the index is available on the following website: http://www.djindexes.com. We are not incorporating by reference the website or any material it includes into this prospectus supplement, the accompanying prospectus, dated September 19, 2011, or the accompanying prospectus supplement, dated September 19, 2011.

Hypothetical and Actual Historical Closing Levels of the Strategy

The table set forth below illustrates how the strategy would have performed since January 2, 2008.

The strategy has been calculated since October 19, 2011. Accordingly, while the hypothetical performance table set forth below is based on the selection criteria and methodology described herein, the strategy was not actually calculated and published prior to that time. The value of the strategy has been normalized such that its hypothetical level on January 17, 1995 was 100. As of the date of this prospectus supplement, the daily level of the strategy will be published on the web page at http://www2.goldmansachs.com/what-we-do/securities/products-and-business-groups/products/enhanced-strategies.html. The table below also reflects the actual closing levels from October 19, 2011 to October 24, 2011.

The hypothetical historical performance prior to October 19, 2011 reflected in the table set forth below is based on the strategy criteria identified above and on actual price movements in the relevant markets on the relevant date. We cannot assure you, however, that this performance will be replicated in the future or that the hypothetical closing levels of the strategy will serve as a reliable indicator of its future performance. During the period from January 2, 2008 through October 24, 2011, there were 394 27-month periods, the first of which began on January 2, 2008 and the last of which ended on October 24, 2011. In 185 of such 394 27-month periods the closing level of the strategy on the final date of such period has fallen below the closing level of the strategy on the initial date of such period. Therefore, during approximately 46.95% of such 27-month periods, if you had owned notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. (We calculated these figures using fixed 27-month periods and did not take into account holidays or non-business days.)

Hypothetical and Actual Historical High, Low and Final Closing Levels of the Strategy

	High	Low	Last

2008
Quarter ended March 31	461.5253	379.5233	427.4740
Quarter ended June 30	500.2633	423.7746	498.0558
Quarter ended September 30	508.4491	360.3326	362.3381
Quarter ended December 31	361.3151	238.1215	262.8949

2009
Quarter ended March 31	275.7192	236.2603	256.1137
Quarter ended June 30	306.5024	253.3796	286.5951
Quarter ended September 30	311.7059	267.3726	300.5598
Quarter ended December 31	330.3247	292.5851	328.7574

2010
Quarter ended March 31	341.2640	302.0859	318.9997
Quarter ended June 30	330.2663	294.8350	302.2697
Quarter ended September 30	336.7617	298.0073	336.6119
Quarter ended December 31	386.9607	332.6914	386.9607

2011
Quarter ended March 31	413.2378	378.3235	413.2378
Quarter ended June 30	428.0048	379.8000	387.7220
Quarter ended September 30	406.9733	346.2002	346.2002
Quarter ending December 31 (through October 24, 2011)	365.5521	341.5958	365.0312

The Index

Overview

The Dow Jones-UBS Commodity IndexSM was created by AIG International, Inc. (“AIGI”) in 1998 and acquired by UBS Securities LLC (“UBS” or “UBS Securities”) in May 2009, at which time UBS and Dow Jones & Company, Inc. (“Dow Jones”) entered into an agreement (the “Joint Marketing Agreement”) to jointly market the index. Dow Jones subsequently assigned all its interests in the Joint Marketing Agreement to CME Group Index Services LLC (“CME Indexes”). Pursuant to such Joint Marketing Agreement, CME Indexes, in conjunction with UBS, calculates the Dow Jones-UBS Commodity IndexSM (“DJ-UBS CISM”), the index (which is calculated on an excess return basis), a total return index based on the DJ-UBS CISM and other related indices and sub-indices. Dow Jones Indexes is the marketing name for CME Group Index Services LLC, a joint venture company which is owned 90 percent by CME Group Inc. and 10 percent by Dow Jones & Company, Inc. The methodology for determining the composition and weighting of the index and for calculating its value is subject to modification by Dow Jones Indexes and UBS Securities at any time.

The index currently is composed of the prices of nineteen exchange-traded contracts on physical commodities. An exchange-traded commodity contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities included in the index for 2011 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

The Dow Jones-UBS Commodity Index Supervisory Committee. The DJ-UBS CISM supervisory committee exists to assist Dow Jones Indexes and UBS Securities in connection with the operation of the index and other related indices and sub-indices. The DJ-UBS CISM supervisory committee is comprised of three members, two of whom are appointed by UBS and one of whom is appointed by Dow Jones Indexes, and will make all final decisions relating to the index, given any advice and recommendations of the advisory committee. The advisory committee consists of six to twelve members drawn from financial and academic communities. Both the DJ-UBS CISM supervisory and advisory committees meet annually to consider any changes to be made to the index for the coming year, but may also meet at such other times as may be necessary.

As described in more detail below, the index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the index are determined each year under the supervision of the DJ-UBS CISM supervisory committee in consultation with the advisory committee. Once approved by the supervisory committee, the new composition of the index is publicly announced, and takes effect in the month of January immediately following the announcement.

Set forth below is a summary of the composition of, and the methodology used to calculate, the index as of the date of this prospectus supplement. The methodology for determining the composition and weighting of the index and for calculating its value is subject to modification in a manner consistent with the purposes of the index, as described below. Dow Jones Indexes and UBS Securities make the official determination of the composition and weighting of the index and the calculation of its value.

Goldman, Sachs & Co., and/or certain of its affiliates will trade the contracts comprising the index, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management. Goldman, Sachs & Co., and/or certain of its affiliates may underwrite or issue other securities or financial instruments linked to the index and related indices. These activities could present certain conflicts of interest and could adversely affect the value of the index. There may be conflicts of interest between you and Goldman, Sachs & Co.

Composition of the Dow Jones-UBS Commodity IndexSM

Commodities Available For Inclusion in the Index.

The 24 potential commodities for inclusion in 2012 currently are aluminum, cocoa, coffee, copper, corn, cotton, WTI crude oil, Brent crude oil, gold, heating oil, lead, lean hogs, live cattle, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 19 commodities underlying the index selected for 2011 are aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity. A commodity contract known as a “designated contract” is selected by UBS for each commodity. This selection process is reviewed by the DJ-UBS CISM supervisory and advisory committees. With the exception of several LME contracts, where the DJ-UBS CISM supervisory committee believes that there exists more than one commodity contract with sufficient liquidity to be chosen as a designated contract for a commodity, UBS selects the commodity contract that is traded in North America and denominated in dollars. Data concerning this designated contract will be used to calculate the index. The supervisory committee has noted that it is possible that UBS will in the future select more than one designated contract for certain commodities or may select designated contracts that are traded outside of the United States or in currencies other then the dollar. Additionally, in the event that changes in regulations concerning position limits materially affect the ability of market participants to replicate the Index in the underlying futures markets, it may become appropriate to include multiple designated contacts for one or more commodities in order to enhance liquidity. The termination or replacement of a commodity contract on an established exchange occurs infrequently; if a designated contract were to be terminated or replaced, a comparable commodity contract would be selected, if available, to replace the designated contract.

On October 11, 2011, Dow Jones Indexes and UBS Investment Bank announced the addition of the Brent crude oil (“Brent”) futures contract as part of the index’s crude oil component, effective as of January 2012. The addition was determined and approved by the DJ-UBS CISM supervisory committee following consultation with the advisory committee. The DJ-UBS CISM supervisory committee cited several factors for adding the Brent futures contract to the WTI futures contract in comprising the crude oil component of the index, including Brent’s economic significance as a global benchmark, the liquidity of the Brent futures contract and the actual production of the commodity itself. WTI will comprise approximately two-thirds of the index’s crude oil weighting, with Brent accounting for the remainder.

Additionally, the New York Mercantile Exchange has announced that the designated contract on Heating Oil currently included in the index will be delisted from that exchange in 2013. As a result of the announced delisting, trading in the NYMEX Heating Oil futures contracts may become illiquid or experience other adverse trading impacts prior to the date of such delisting. The index sponsor may decide to replace the Heating Oil contract with a new contract or make another adjustment to the index.

The designated contracts for the commodities scheduled to be included in the index as of January 2012, along with their respective Targeted Weights for 2011 and 2012, are as follows:

Commodity	Designated Contract	Trading Facility	2011 Targeted Weighting (%)	2012 Targeted Weighting (%)
Aluminum	High Grade Primary Aluminum	LME	5.203285	5.8767470
Coffee	Coffee “C”	NYBOT (ICE Futures)	2.355773	2.5723950
Copper*	Copper	COMEX	7.539090	7.0639490
Corn	Corn	CBOT	6.978537	6.6705200
Cotton	Cotton	NYBOT (ICE Futures)	2.000000	2.000000
WTI Crude Oil	Light, Sweet Crude Oil	NYMEX	14.709297	9.6871640
Brent Crude Oil	Oil (Brent Crude Oil)	ICE-UK	0.000000	5.3128360
Gold	Gold	COMEX	10.449067	9.7936330
Heating Oil	Heating Oil	NYMEX	3.575070	3.4595290
Lean Hogs	Lean Hogs	CME	2.000000	2.1126600
Live Cattle	Live Cattle	CME	3.359133	3.6349880
Natural Gas	Henry Hub Natural Gas	NYMEX	11.218962	10.7651090
Nickel	Primary Nickel	LME	2.250815	2.5798400
Silver	Silver	COMEX	3.289633	2.7691330
Soybean Oil	Soybean Oil	CBOT	2.937244	3.3723860
Soybeans	Soybeans	CBOT	7.856815	7.0841970
Sugar	World Sugar No. 11	NYBOT (ICE Futures)	3.326014	3.7583900
Unleaded Gasoline	Reformulated Blendstock for Oxygen Blending	NYMEX	3.496671	3.4059820
Wheat	Wheat	CBOT	4.605238	4.9618090
Zinc	Special High Grade Zinc	LME	2.849355	3.1187350

* The Dow Jones-UBS Commodity Index Total ReturnSM uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Dow Jones-UBS Commodity Index Total ReturnSM.

In addition to the commodities set forth in the above table, cocoa, lead, platinum and tin also are considered for inclusion in the index.

The annual weightings for the index are determined each year under the supervision of the DJ-UBS CISM supervisory committee in consultation with the advisory committee, taking into account the relative liquidity and production percentages for each commodity designated for potential inclusion in the index.

Commodity Groups. For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the index are assigned to “commodity groups”. The commodity groups, and the commodities currently included in each commodity group, are as follows:

Commodity Group	Commodity
Energy:	Crude Oil
Heating Oil
Natural Gas
Unleaded Gasoline
Precious Metals:	Gold
Platinum
Silver
Industrial Metals:	Aluminum
Copper
Lead
Nickel
Tin
Zinc
Livestock:	Live Cattle
Lean Hogs
Grains:	Corn
Soybeans
Soybean Oil
Wheat
Softs:	Cocoa
Coffee
Cotton
Sugar

Annual Reweighting and Rebalancing of the Dow Jones-UBS Commodity IndexSM

The index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the index are determined each year by UBS Securities under the supervision of the DJ-UBS CISM supervisory committee in consultation with the advisory committee. Once approved by the supervisory committee, the new composition of the index is publicly announced, and takes effect in the month of January immediately following the announcement.

Determination of Relative Weightings. The relative weightings of the component commodities included in the index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each year, for each commodity designated for potential inclusion in the index, liquidity is measured by the commodity liquidity percentage (which we refer to as the “CLP”) and production by the commodity production percentage (which we refer to as the “CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the designated contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the designated contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the commodity index percentage (which we refer to as the “CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities included in the index and their respective percentage weights.

The index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the index, the following diversification rules are applied to the annual reweighting and rebalancing of the index as of January of the applicable year:

•	No single commodity (e.g., natural gas or silver) may constitute more than 15% of the index.

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the index.

•	No related group of commodities designated as a “commodity group” above (e.g. energy, precious metals, livestock, or grains) may

constitute more than 33% of the index.

•	No single commodity (e.g., natural gas or silver) may constitute less than 2% of the index.

Following the annual reweighting and rebalancing of the index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers. Following application of the diversification rules discussed above, CIPs are incorporated into the index by calculating the new unit weights for each commodity included in the index. On the fourth DJ-UBS CISM business day of the year (which we refer to as the “CIM determination date”), the CIPs, along with the settlement values on that date for designated contracts included in the index, are used to determine a commodity index multiplier (which we refer to as the “CIM”) for each commodity included in the index. This CIM is used to achieve the percentage weightings of the commodities included in the index, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each commodity included in the index will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The index is calculated by Dow Jones Indexes, in conjunction with UBS Securities, by applying the impact of the changes to the prices of commodity contracts included in the index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the index is a mathematical process whereby the CIMs for the commodities included in the index are multiplied by respective prices in dollars for the applicable designated contracts. These products are then summed. The percentage change in this sum is then applied to the immediately preceding index value to calculate the then current index value.

The Dow Jones-UBS Commodity IndexSM Is a Rolling Index. The index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically contracts on physical commodities specifying delivery on a nearby date must be sold and contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five DJ-UBS CISM business days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The index is, therefore, a “rolling index”.

Index Calculation Disruption Events. From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the index will be adjusted in the event that UBS Securities determines that any of the following index calculation disruption events exists:

•	termination or suspension of, or material limitation or disruption in the trading of any commodity contract used in the calculation of the index on that day,

•	the settlement value of any commodity contract used in the calculation of the index reflects the maximum permitted price change from the previous day’s settlement value,

•	the failure of an exchange to publish official settlement values for any commodity contract used in the calculation of the index, or

•	with respect to any commodity contract used in the calculation of the index that trades on the LME, a business day on which the LME is not open for trading.

If a DJ-UBS CISM market disruption event occurs on any day during a hedge roll period (which we define as the fifth through ninth DJ-UBS CISM business day of each month) in any month other than January affecting any commodity included in the index, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist. If any of these conditions exist throughout the hedge roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist. The market disruption event will not postpone the roll for any other commodity contract for which a market disruption event has not occurred.

In the event that a DJ-UBS CISM market disruption event occurs during the hedge roll period scheduled for January of each year affecting a commodity contract included in the index, the rolling or rebalancing of the relevant designated contract will occur in all cases over five DJ-UBS CISM business days on which no market disruption event exists. The hedge roll period in January, and the resulting rebalancing that is occurring, will be extended if necessary until the affected designated contract finishes rolling. The amounts of a particular commodity contract rolled or rebalanced in January will always be distributed over five DJ-UBS CISM business days, and rolling weight will not be more than 20% on any day following a market disruption event during such hedge roll period. This change affects only the rolling or rebalancing process in January, with no change to the rules for rolling commodity contracts in other monthly hedge roll periods.

Goldman Sachs Enhanced Strategy E143 on the Dow Jones-UBS Commodity IndexSM

The strategy reflects the excess returns that are potentially available through an unleveraged investment in the same commodities that are included in the index, calculated on a basis similar to the index, but modified to apply certain dynamic and seasonal rolling rules, as well as a modified rolling schedule, as described below.

Calculation of the Strategy

The Goldman Sachs Enhanced Strategy E143 on the Dow Jones-UBS Commodity IndexSM is calculated by Goldman, Sachs & Co. in a manner similar to that used by the index sponsor to calculate the index, with the modifications described below. The calculation of the level of the strategy is a mathematical process whereby the CIMs (calculated by the same methodology as for the index) for the strategy commodity contracts are multiplied by the prices in U.S. dollars for the applicable designated contracts. These products are then summed and the sum is referred to as Weighted Average Value (“WAV”). The strategy value on a given day is thus equal to the sum of (1) the strategy value on the prior day, plus (2) the product of (a) the strategy value on the prior day multiplied by (b) the percentage change in the WAV from the prior day.

The strategy modifies the standard rolling rules, rolling the underlying contracts on the fifth, fourth, third and second to last Dow Jones-UBS Commodities IndexSM business day of the of the month preceding the month in which the Dow Jones-UBS Commodities IndexSM roll period occurs, 25% of the exposure per day.

In order to gain exposure to the longer end of the curve when the front end is in contango, the strategy changes the standard rolling rules for the WTI crude oil contract and Brent crude oil contract included in the index.

Three Dow Jones-UBS Commodities IndexSM business days before the first day of the monthly roll (the eighth to last Dow Jones-UBS Commodities IndexSM business day of the preceding month), the strategy for your notes applies a dynamic rolling rule, described below, when determining to which new maturity the WTI or Brent contract is rolled. If the reference price of the WTI contract the Dow Jones-UBS Commodities IndexSM is rolling out of in the following roll period minus the reference price of the contract the Dow Jones-UBS Commodities IndexSM is rolling out of in the current roll period is less than 0.50% of the reference price of the current contract, then the strategy rolls into the same contract as the index. Otherwise, the strategy rolls into the June WTI contract closest to maturity during the roll periods for August through January (which happen at the end of the previous month), and into the December WTI contract closest to maturity during the roll periods for February through July (which happen at the end of the previous month). If the reference price of the Brent contract the Dow Jones-UBS Commodities IndexSM is rolling out of in the following roll period minus the reference price of the contract the Dow Jones-UBS Commodities IndexSM is rolling out of in the current roll period is less than 0.50% of the reference price of the current contract, then the strategy rolls into the same contract as the index. Otherwise, the strategy rolls into the June Brent contract closest to maturity during the roll periods for August through January (which happen at the end of the previous month), and into the December Brent contract closest to maturity during the roll periods for February through

July (which happen at the end of the previous month). By utilizing this dynamic rolling strategy, the degree of contango between the commodity contract and the commodity contract to which such commodity contract is rolled may be reduced. However, it is important to understand that, if the degree of contango is greater with respect to a contract with the longer-dated maturity than with respect to the contract with the near-dated maturity, this dynamic rolling rule adjustment may actually increase the degree of contango.

In the event that the dynamic and modified rolling procedure set forth in the paragraph above occurs and the contract expiration that would otherwise have been the designated contract expiration (with respect to WTI or Brent) is no longer listed for trading or is otherwise unavailable for trading, the procedure shall revert to the standard Dow Jones-UBS Commodities IndexSM procedure for rolling prior to the making of the adjustments set forth above, provided that if, in the reasonable judgment of the calculation agent, it is not practicable to revert to the standard Dow Jones-UBS Commodities IndexSM procedure, or reverting to such procedure would not preserve for the parties the economics of the offered notes, the calculation agent may determine and utilize another methodology for effecting the rolling of the WTI contract or the Brent contract, as the case may be, that, in the reasonable judgment of the calculation agent is reasonably designed to preserve such economics.

In addition, the strategy modifies the rules for rolling nine other futures contracts to reflect the seasonal supply and demand for the underlying commodity. Accordingly, the Cotton contract is rolled only to the July contract, the Coffee contract is rolled only to the May contract, the Natural Gas contract is rolled only to the December contract, the Sugar contract is rolled only to the March contract, the Chicago Wheat contract is rolled only to the December contract (such that the Cotton, Coffee, Natural Gas, Sugar and Chicago Wheat will roll annually only), the Corn contract is rolled only to the July or December contract, six months early, the Live Cattle contract is rolled only to the April or October contract, the Lean Hogs contract is rolled only to the April or August contract, and the Soybeans contract is rolled only to the January or July contracts.

Further, the strategy modifies the rules for rolling three other futures contracts to attempt to mitigate the impact of contango. Accordingly, the

Aluminum, Nickel and Zinc contracts are rolled to the seventh nearby contract, starting by rolling into the August contract in January.

Finally, the strategy modifies the rule for applying the commodity index multiplier discussed above such that if the commodity index multiplier for the current year is not available during the period of four Dow Jones-UBS Commodities IndexSM business days, beginning with the fourth to last Dow Jones-UBS Commodities IndexSM business day in the previous calendar month through and including the last Dow Jones-UBS Commodities IndexSM business day in the previous calendar month (which we refer to as the “roll period”), the commodity index multiplier from the previous year for the relevant roll period will be applied. For example, if the 2012 commodity index multiplier is not available for the calculation of the January 2012 roll period then the 2011 commodity index multiplier will be applied. If the 2012 commodity index multiplier becomes available prior to the February 2012 roll period then the 2012 commodity index multiplier will be applied.

License

The Goldman Sachs Enhanced Strategy E143 on the Dow Jones-UBS Commodity IndexSM is not calculated, published or sponsored by Dow Jones & Company or UBS Securities LLC, but is published with their consent. The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®”, “DJ”, “Dow Jones Indexes”, “UBS”, “DJ-UBS Commodity IndexSM,” and “DJ-UBS CISM” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Indexes and have been sublicensed for use by The Goldman Sachs Group, Inc.

The notes are not sponsored, endorsed, sold or promoted by CME Indexes, Dow Jones, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates. None of CME Indexes, Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly. The only relationship of CME Indexes, Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates to The Goldman Sachs Group, Inc. is the licensing of certain trademarks, trade names and service marks and of the DJ-UBS CISM, which is determined, composed and calculated by CME Indexes in conjunction with UBS Securities without regard to The Goldman Sachs Group, Inc. or the notes. CME Indexes, Dow Jones and UBS Securities have no obligation to take the needs of The Goldman Sachs Group, Inc. or the owners of the notes into consideration in determining, composing or calculating DJ-UBS CISM. None of CME Indexes, Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. None of CME Indexes, Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to notes’ customers, in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, UBS AG, UBS Securities, CME Group Inc. and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by The Goldman Sachs Group, Inc, but which may be similar to and competitive with the notes. In addition, UBS AG, UBS Securities, CME Group Inc. and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and notes.

This prospectus supplement relates only to notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components. Purchasers of the notes should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by CME Indexes, Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in this prospectus supplement regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents. None of

CME Indexes, Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with the notes. None of CME Indexes, Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF CME INDEXES, DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF CME INDEXES, DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF CME INDEXES, DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE GOLDMAN SACHS GROUP, INC., OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF CME INDEXES, DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL CME INDEXES, DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG CME INDEXES, UBS SECURITIES AND THE GOLDMAN SACHS GROUP, INC., OTHER THAN UBS AG AND THE LICENSORS OF CME INDEXES.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a regulated investment company;

•	a tax exempt organization;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;

•	a person that purchases or sells the note as part of a wash-sale for tax purposes;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Tax Treatment. The tax treatment of your notes is uncertain. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as a pre-paid forward contract with respect to the strategy. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or maturity and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for your notes. Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less and should generally be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for United States federal income tax purposes. As a result, the United States federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, any income you recognize upon the sale, exchange or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your notes or a portion of your notes. If Section 1256 were to apply to your notes, gain or loss recognized with respect to your notes (or the relevant portion of your notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes. You would also be required to mark your notes (or a portion of your notes) to market at the end of each year (i.e., recognize income as if the notes or relevant portion of notes had been sold for fair market value). Alternatively, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the index rolls and/or when the composition or weighting of the index changes. Such gain or loss may also be subject to Section 1256 as discussed above, under which 60% of the gain or loss will be treated as long-term capital gain or loss and 40% will be treated as short-term capital gain or loss.

It is also possible that the Internal Revenue Service could assert that your notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your notes for more than one year, although we do not think “collectibles” treatment would be appropriate in this case because a sale or exchange of the notes is not a sale or exchange of a collectible but is rather a sale or exchange of a forward contract that reflects the value of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for United States federal income tax purposes.

It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above and you should consult your own tax advisor with respect to the tax treatment of the notes.

Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper Federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts

(prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) (or any regulations thereunder) or, with respect to a governmental plan under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the notes specified on the front cover page of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the front cover page of this prospectus supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $            . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on                     , 2011, which is expected to be the fifth scheduled business day following the trade date and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998, as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Prospectus Supplement

Page
Summary Information	S-2
Hypothetical Examples	S-4
Additional Risk Factors Specific to Your Notes	S-7
Specific Terms of Your Notes	S-21
Use of Proceeds and Hedging	S-27
The Strategy	S-28
Supplemental Discussion of Federal Income Tax Consequences	S-43
Employee Retirement Income Security Act	S-47
Supplemental Plan of Distribution	S-48

Prospectus Supplement dated September 19, 2011
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28

Prospectus dated September 19, 2011
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140

$

The Goldman Sachs

Group, Inc.

Commodity Index-Linked Notes due (Linked to the Goldman Sachs Enhanced Strategy E143 on the Dow Jones - UBS Commodity IndexSM)

Medium-Term Notes,

Series D

Goldman, Sachs & Co.